CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use in Form SB-2 Registration Statement under The Securities Act of 1933 of Pegasus Investment Corp. (a Texas corporation) of our report dated January 18, 2000 on the financial statements of Pegasus Investment Corp. as of December 31, 1999, 1998 and 1997 and for the years ended December 31, 1999 and 1998 and for the period from March 3, 1997 (date of inception) through December 31, 1997, accompanying the financial statements contained in such Form SB-2 Registration Statement Under The Securities Act of 1933, and to the use of our name and the statements with respect to us as appearing under the heading "Experts".



                                           /s/ S. W. HATFIELD
                                               ---------------------
                                               S. W. HATFIELD, CPA
Dallas, Texas
January 31, 2000